Exhibit 10.1

GTC BIOTHERAPEUTICS, INC.

2008 RETENTION INCENTIVE PLAN

1. Purpose. This GTC Biotherapeutics, Inc. 2008 Retention Incentive Plan (this “Plan”) has been established by GTC Biotherapeutics, Inc. for key employees of the Company designated to be Participants under this Plan. The purpose of this Plan is to provide an incentive to Participants to remain in the employ of the Company. This Plan is designed, in part, to use specific Awards under the Company’s 2002 Equity Incentive Plan (the “Equity Plan”).

2. Definitions. All terms not otherwise defined in this Plan shall have the meanings ascribed to them under the Equity Plan. In addition, for purposes of this Plan:

(a) “Cause” shall have the meaning given to such term in any employment or severance agreement between the Company and the Participant in effect at the time of the termination of employment. In the event no such agreement is in effect, “Cause” means (i) the Participant’s breach of any material duty or obligation to the Company after written notice of such breach has been given to the Participant by the Board or Chief Executive Officer of the Company and such breach shall have continued for thirty (30) days after receipt of such notice, or (ii) intentional or grossly negligent conduct that is materially injurious to the Company, or (iii) intentional failure to follow the reasonable directions of the Board of Directors or Chief Executive Officer after written notice of such failure has been given to the Participant and such failure shall have continued for thirty (30) days after receipt of such notice.

(b) “Effective Date” means June 1, 2008.

(c) “Participant” means an employee of the Company who participates in this Plan in accordance with Section 4 hereof. The employees of the Company eligible to participate in this Plan will be those who as of the Effective Date hold the title of President, Senior Vice President, Vice President, Senior Director, Director or Associate Director, or are otherwise designated by the Committee.

(d) “Retention Payment” shall have the meaning set forth in Section 5(b) below.

3. Administration.

(a) This Plan shall be administered by the Committee, which shall have complete authority to determine who shall participate herein and the amount of all Awards and Retention Payments granted to Participants, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of this Plan.

(b) The Committee is authorized, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. All reasonable expenses thereof shall be borne by the Company.

(c) All decisions made by the Committee pursuant to the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected in respect of any such action, determination or interpretation.

(d) The Committee may delegate any of its duties hereunder to such person or persons as it may designate from time to time.

4. Participation. The Committee shall, in its sole discretion, select the employees of the Company who shall participate in this Plan. As a condition to participation in this Plan, each such employee shall execute a document, in such form as the Committee may require, acknowledging his or her participation in this Plan.

5. Retention Stock Unit Awards and Retention Payments.

(a) Restricted Stock Unit Awards. The Company shall make two Awards of Restricted Stock Units pursuant to the 2002 Equity Incentive Plan to each Participant in an amount determined by the Committee for the Participant. The first Award of Restricted Stock Units shall be awarded on the later of the Effective Date or the date of the Award, and the second Award of Restricted Stock Units shall be awarded on January 2, 2009 to each Participant who is then an employee of the Company. The Restricted Stock Units awarded hereunder shall become fully vested and settle on June 30, 2009 so long as the Participant remains an employee of the Company until such date; provided, however, that in the event the Company terminates the Participant’s employment without Cause prior to June 30, 2009, all Restricted Stock Units awarded to the Participant shall become fully vested and settle on the date of the Participant’s termination of employment. The other terms and conditions of the Restricted Stock Unit Awards shall be set forth in the form of Restricted Stock Unit Certificate approved by the Committee and issued by the Company.

(b) Retention Payments. Each Participant who remains in the employ of the Company through March 31, 2010 shall receive a payment (a “Retention Payment”) in an amount determined by the Committee for the Participant on or before the later of the Effective Date or the date of the Committee’s determination on or before July 31, 2008; provided, however, that in the event the Company terminates the Participant’s employment without Cause prior to March 31, 2010, the Participant shall be entitled to receive the Retention Payment as provided herein . The Retention Payment shall be paid, in the sole discretion of the Committee, in either a lump sum cash payment or by delivery of a number of shares of Common Stock of the Company resulting from dividing the amount of the Retention Payment by the Fair Market Value of the Common Stock on March 31, 2010, or in the case of termination of employment of a Participant, on the date of termination, provided, however, that if the Committee elects to pay the Retention Payment in stock the value used for determining the number of shares to be issued shall for a Participant shall be the higher of (i) the Fair Market Value per share of the Common Stock on March 31, 2010 or, in the case of a terminated Participant, on the date of termination or

(ii) the corresponding price per share set forth below with respect to the Participant’s respective title level in the Company (or such higher level as may be designated by the Committee):

President:	$1.25 per share

Senior VP and VP:	$1.00 per share

Senior. Dir., Dir., & Assoc. Dir:	$0.75 per share

Payment of the Retention Payments shall be made as soon as practicable after March 31, 2010 but in no event later than June 30, 2010, and in the case of a terminated Participant, within no more than 30 days following the date of the Participant’s termination of employment. Any other terms and conditions of a Participant’s Retention Payment award shall be determined by the Committee.

6. Compliance with Section 409A of the Code.

(a) Section 409A. To the extent applicable, it is intended that this Plan and any awards made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any award made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause this Plan or any award made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants.)

(b) Six-Month Delay. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Participant’s separation from service with the Company, no payment payable or provided to the Participant pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of employment with the Company will be paid to the Participant prior to the earlier of (i) the expiration of the six (6) month period following the date of the Participant’s “separation from service” with the Company (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Participant’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).

7. General Provisions.

(a) Compliance with Legal Requirements. This Plan, the payment of amounts hereunder, and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

(c) No Right to Continued Employment. No person shall have any claim or right to be granted a Restricted Stock Unit Award or a Retention Payment. Neither the adoption, maintenance, nor operation of this Plan nor any retention incentive award hereunder shall confer upon any employee of the Company any right with respect to the continuance of his/ her employment by or other service with the Company nor shall they interfere with the rights of the Company to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company.

(d) Effect on Other Benefits. Amounts paid or payable hereunder shall not be treated as compensation for purposes of determining benefit amounts or accruals under any employee pension or benefit plan, program or arrangement maintained by the Company.

(e) Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

(f) Successors. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant and any successor to the Company.

(g) Construction. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be used in the construction of this Plan.

(h) Withholding Taxes. All amounts to be paid hereunder to Participants shall be paid net of any taxes that the Company may be required to withhold therefrom in respect of any federal, state, local or other taxes.

(i) Amendment, Termination and Duration of this Plan. The Committee may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part.

(j) Unfunded Plan. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant hereunder, nothing contained in this Plan shall give any such Participant any rights in any assets of the Company that are greater than those of a general creditor of the Company.

(k) Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.